Exhibit 15.3

TAL Education Group

TAL Building No.1

Courtyard No. 9, Qixin Middle Street, Changping District

Beijing 102200

People’s Republic of China

June 16, 2025

Dear Sirs

TAL Education Group

We consent to the reference to our firm under the heading “Item 4. Information on the Company—Organizational Structure” in the annual report on Form 20-F for the fiscal year ended February 28, 2025, which will be filed by TAL Education Group on June 16, 2025 with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and further consent to the incorporation by reference of our opinions under this heading into the Company’s Registration Statements on Form S-8 (Registration No. 333-172178, 333-249518 and 333-275096). We also consent to the filing with the Securities and Exchange Commission of this consent letter as an exhibit to the annual report on Form 20-F for the fiscal year ended February 28, 2025.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP